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                                                                     EXHIBIT 3.3


                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        EL PASO ENERGY MANAGEMENT, L.L.C.
                      A Delaware Limited Liability Company


         This Amended and Restated Limited Liability Company Agreement of EL PASO ENERGY MANAGEMENT, L.L.C. (this "Agreement"), made as of July 30, 2002, by El Paso Energy Partners Company, a Delaware corporation.

         WHEREAS, El Paso Management, L.L.C., a Delaware limited liability company was formed on July 19, 2002, by the filing of a Certificate of Formation with the office of the Delaware Secretary of State (the "Certificate");

         WHEREAS, El Paso Energy Partners Company entered into that certain Limited Liability Company Agreement effective as of the filing of the Certificate (the Original Limited Liability Company Agreement")

         WHEREAS, on July 30, 2002, the Certificate was amended to change the name of El Paso Management, L.L.C. to El Paso Energy Management, L.L.C.

         WHEREAS, the sole Member of the Company desires to amend and restate the Original Limited Liability Company Agreement for the purposes and upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained, El Paso Energy Partners Company does hereby agree as follows:

         1. FORMATION. El Paso Energy Management, L.L.C. (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

         2. TERM. The Company shall have a perpetual existence.

         3. PURPOSES. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

         4. SOLE MEMBER. El Paso Energy Partners Company, a Delaware corporation, shall be the sole member of the Company (the "Sole Member").

         5. CONTRIBUTIONS. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

         6. SHARES. The interest of the Sole Member in the Company shall be represented by one voting share.




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         7. DISTRIBUTIONS. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

         8. MANAGEMENT. The management and control of the business and affairs of the Company shall be fully vested in a board of directors (the "Board"), which shall consist of at least four, but not more than eight, members appointed by the Sole Member. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, shall be identical to the authority and functions of the board of directors of a corporation organized under the General Corporation Law of the State of Delaware. The Company shall have officers who shall execute and carry out the decisions and policies determined by the Board. Except as otherwise determined by the Board, the officers shall hold titles, and shall be vested with powers and duties, substantially similar to those of the officers of the Sole Member. Accordingly, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company's behalf by its officers, who shall be agents of the Company. The directors and officers shall collectively constitute "managers" of the Company within the meaning of the Act. The directors shall serve at the pleasure of the Sole Member, and the officers shall serve at the pleasure of the Board.

         9. DISSOLUTION. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

         10. AMENDMENT. This Agreement may be amended or repealed in whole or in part at any time in the sole discretion of the Sole Member.

         11. GOVERNING LAWS. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

         IN WITNESS WHEREOF, this Amended and Restated Limited Liability Company Agreement has been duly executed by the Member, El Paso Energy Partners Company, effective as of the 30th day of July 2002.


                                       SOLE MEMBER:

                                       EL PASO ENERGY PARTNERS COMPANY




                                       By: /s/ David L. Siddall
                                          --------------------------------------
                                                   David L. Siddall
                                                    Vice President



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